Exhibit 4.4 - BioLife Solutions, Inc. Form of Non-Plan Stock Option Agreement

BIOLIFE SOLUTIONS, INC.
STOCK OPTION AGREEMENT
(for option grants other than pursuant
to a stockholder approved plan)

To:  <name>

We are pleased to inform you that by the determination of the Board of Directors of BioLife Solutions, Inc. (the "Company"), a stock option to purchase <quantity> shares of the common stock, par value $.001 per share, of the Company (the "Common Stock"), at the price of $<price> per share, was granted to you on the <day> day of <month>, <year> (the “Grant Date”).

1. Acceptance of Option Agreement

Your execution of this Option Agreement will indicate your acceptance of and your willingness to be bound by its terms; it imposes no obligation upon you to purchase any of the shares subject to the option. Your obligation to purchase shares can arise only upon your exercise of the option in the manner set forth in paragraph 3 hereof.

2. Time of Exercise; Vesting

Except as otherwise provided in this Agreement, the option granted to you hereunder shall be exercisable through <end date>. This option expires 5:00 P.M. New York time on <end date> (the “Expiration Date”) whether or not it has been duly exercised, unless sooner terminated as provided in Paragraphs 6, 7 and 8 hereof. This Option shall vest to the extent of <vesting schedule>.

3. Method of Exercise

This option shall be exercisable by written notice signed by you and delivered to the Company at its principal executive offices, attention of the Chairman of the Board of the Company, signifying your election to exercise the option, and accompanied by payment in full of the purchase price of the shares being purchased. Payment may be made by cash; a certified check to the order of the Company; delivery to the Company of shares of Common Stock having a fair market value equal to the purchase price; irrevocable instructions to a broker to sell shares of Common Stock to be issued upon exercise of the option and to deliver to the Company the amount of sales proceeds necessary to pay such purchase price and to deliver the remaining cash proceeds, less commissions and brokerage fees, to the optionee; any combination of such methods of payment; or such other means as determined by the Board of Directors (or Compensation Committee), in its sole discretion on the date of exercise. The notice must state the number of shares of Common Stock as to which your option is being exercised and must contain, unless indicated to the contrary by the Company, a representation and acknowledgement by you (in a form acceptable to the Company) that, among other things and to the extent required, such shares are being acquired by you for investment and not with a view to their distribution or resale, that the shares are not registered under the Securities Act of 1933, as amended (the "Act"), that the Company is not obligated to register the shares, that the shares may have to be held indefinitely unless registered for resale under the Act or an exemption from the registration requirements is available and that the Company may place a legend on the certificate evidencing the shares reflecting the fact that they were acquired for investment and cannot be sold or transferred unless registered under the Act or unless counsel to the Company is satisfied that the circumstances of the proposed transfer do not require such registration.

If notice of the exercise of this option is given by a person or persons other than you, the Company may require, as a condition to the exercise of the option, the submission to the Company of appropriate proof of the right of such person or persons to exercise the option.

4. Issuance of Certificates Upon Exercise of Option

Certificates representing the shares of the Common Stock for which payment is made upon exercise of this option shall be issued as soon as practicable. The Company, however, shall not be required to issue or deliver a certificate for any shares until it has complied with all requirements of the Act, the Securities Exchange Act of 1934, any stock exchange on which the Company's Common Stock may then be listed and all applicable state laws in connection with the issuance or sale of such shares or the listing of such shares on said exchange. The Company undertakes to use its good faith efforts to comply with or satisfy all such applicable requirements. Until the issuance of the certificate for such shares, you or such other person as may be entitled to exercise the option granted hereby, shall have none of the rights of a stockholder with respect to the shares subject to the option.

5. Nature of Shares Issuable Upon Exercise of Option

In the event the Company fails to register the shares underlying the option, the shares of Common Stock issuable upon exercise of this option will be unregistered and must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration, such as embodied in Rule 144, is available. Rule 144 under the Act permits, upon compliance with certain conditions, sales in limited amounts of shares of publicly held companies which are current in the filing of various required reports with the Securities and Exchange Commission, which shares have been beneficially owned and fully paid for at least one year. You are advised to inquire of the appropriate officer of the Company at any time that you may wish to sell any shares obtained from the exercise of this option.

6. Termination of Employment

If your employment with the Company (or a subsidiary thereof) terminates without cause and other than by reason of death or disability, you may exercise this option within three months after the date of such termination to the extent this option was exercisable on the date of termination (or such longer period as the Board of Directors (or Compensation Committee) may decide on a case by case basis); provided, however, that such exercise occurs on or prior to the Expiration Date. If your employment with the Company (or a subsidiary thereof) terminates for cause and other than by reason of death or disability, this option shall terminate forthwith and automatically.

7. Retirement or Disability

If your employment with the Company (or a subsidiary thereof) is terminated by reason of your disability, you may exercise this option within one year from the date of termination to the extent this option was exercisable on the date of termination; provided, however, that such exercise occurs on or prior to Expiration Date.

8. Death

If you die while employed by the Company (or a subsidiary thereof), or die within three months after termination of your employment without cause or within one year from the date of termination due to disability, this option may be exercised by the person or persons to whom your rights under the option are transferred by will or by the laws of descent and distribution within three months from the date of your death to the extent this option was exercisable on the date of your death, but in no event later than the Expiration Date.

9. Non-Transferability of Option

This option shall not be transferable or assignable except by will or the laws of descent and distribution, and may be exercised during your lifetime only by you.

10. Rights as a Stockholder

You shall have no rights of a stockholder with respect to any shares covered by this option until the date of issuance of a stock certificate for such shares.

11. Adjustments upon Changes in Capitalization

If at any time after the date of grant of this option, the Company shall, by stock dividend, stock split, combination, reclassification or exchange, or through merger or consolidation, or otherwise, change its shares of Common Stock into a different number, kind or class of shares or other securities or property, or if any distribution is made to shareholders other than a cash dividend, then the number of shares covered by this option and the price of each such share shall be proportionately adjusted for any such change by the Board of Directors, whose determination shall be final, binding and conclusive. In the event of a liquidation of the Company, or a merger, acquisition, reorganization, or consolidation of the Company with any other corporation in which the Company is not the surviving corporation or the Company becomes a wholly-owned subsidiary of another corporation, any unexercised options granted hereby shall be deemed cancelled unless the surviving corporation in any such merger, acquisition, reorganization or consolidation elects to assume the option granted hereby or to issue substitute options in place thereof; provided, however, that, notwithstanding the foregoing, if the option granted hereby would otherwise be cancelled in accordance with the foregoing, notwithstanding any other provision of this Agreement limiting or restricting the exercisability of this option, you shall have the right, exercisable during a 10-day period immediately prior to such liquidation, acquisition, reorganization, merger or consolidation, to exercise this option in whole or in part, provided, however that any option exercise that would be prohibited but for this provision shall be effective only upon such liquidation, or the closing of such acquisition, merger or consolidation. In the event any distribution consists of Common Stock held by the Company in any subsidiary, then on the record date for such distribution you shall be entitled to receive options to purchase such number of shares of such common stock as is equal to the number of shares of common stock you would have received had you exercised all of your options hereunder (vested and unvested) and owned the Common Stock in the Company underlying such options, which options in the subsidiary shall be vested or shall vest to the same extent as your options in the Company, and, generally, shall contain such provisions so as to put you in the same equitable position you were in prior to the distribution, including an allocation of the exercise price for the options issued hereunder to both such options and the options in the subsidiary. Any fraction of a share resulting from the foregoing adjustments shall be eliminated and the price per share of the remaining shares subject to this option adjusted accordingly.

BIOLIFE SOLUTIONS, INC.

By:
Authorized Signature

AGREED TO AND ACCEPTED, as of
the ____ day of <month>, <year>

____________________________________
<NAME>